UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 31, 2013

REAL ESTATE ASSOCIATES LIMITED VII

(Exact name of registrant as specified in its charter)

California	0-13810	95-3290316
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation)		Identification No.)

P.O. Box 91274 Los Angeles, California 90009
(Address of Principal Executive Offices, including zip code)

Registrant’s Telephone Number, Including Area Code:  (720) 387-8135

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement

Real Estate Associates Limited VII, a California limited partnership (the “Registrant”), held a 99% limited partnership interest in Newton Apartments, Ltd., a Mississippi limited partnership (the “Partnership”).  On December 31, 2013, the Registrant entered into an Assignment and Assumption Agreement (the “Assignment Agreement”) by and among the Registrant, Rosewood Apartments Operating, LLC, a California limited liability company, the General Partner of the Partnership (“Rosewood”), Herbert B. Ivison, Jr., an individual and H.I. Family, LLC, a Mississippi limited liability company (together with Mr. Ivison, the “Assignees”), pursuant to which Registrant and Rosewood assigned 100% of their interests in the Partnership to the Assignees in exchange for a payment of $5,000.  Following such payment, the Registrant no longer held any interest in the Partnership and had no rights, obligations or liabilities related thereto.

Item 2.01

Completion of Acquisition or Disposition of Assets.

Pursuant to the terms of the Assignment Agreement, on December 31, 2013, the registrant transferred all of its interests in the Partnership to H.I. Family, LLC.  These interests represented all of the remaining Local Limited Partnership assets held by the Registrant.

As a result of the transfer of the Registrant’s interests in the Partnership, the Registrant received approximately $5,000 in consideration, all of which is intended to be used by the Registrant for the payment of outstanding payables and deferred management fees owed by the Registrant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REAL ESTATE ASSOCIATES LIMITED VII

By: National Partnership Investments, LLC Corporate General Partner By: /s/ Joseph Dryden
Joseph Dryden
V.P. of Finance/CFO

     DATED:  January 6, 2013